Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VISTEON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	38-3519512 (I.R.S. Employer Identification No.)

One Village Center Drive, Van Buren Twp., Michigan (Address of principal executive offices)	48111 (zip code)
Visteon Corporation 2010 Incentive Plan
(Full title of the Plan)
Michael K. Sharnas
Vice President and General Counsel
Visteon Corporation
One Village Center Drive
Van Buren Township, Michigan 48111
(Name and address of agent for service)
(800) VISTEON
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large Accelerated Filer ☐	Accelerated Filer ☐	Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☑
Calculation of Registration Fee

		Proposed	Proposed
		maximum	maximum
	Amount to be	offering price	aggregate	Amount of
Title of securities to be registered (1)	registered (2)	per share (3)	offering price (3)	registration fee
Common Stock, par value $0.01 per share	5,555,556 shares	$28.60	$158,888,902	$11,329

(1)	The common stock, par value $0.01 per share, registered hereby is the common stock, par value $0.01 per share, of Visteon Corporation that will be deemed authorized after giving effect to the Fifth Amended Joint Plan of Reorganization of Visteon Corporation and its Affiliate Debtors on or about October 1, 2010, as confirmed by United States Bankruptcy Court for the District of Delaware on August 31, 2010 (the “Fifth Amended Plan”).

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of the registrant which become issuable under the Visteon Corporation 2010 Incentive Plan being registered pursuant to this Registration Statement by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) under the Securities Act and based on the value attributed to the common stock in connection with the registrant’s emergence from bankruptcy pursuant to the Fifth Amended Plan.

EXPLANATORY NOTE
     On May 28, 2009, Visteon Corporation (the “Company”) and certain of its domestic subsidiaries (collectively, the “Debtors”) filed voluntary petitions for reorganization relief under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Court”) jointly administered as Case No. 09-11786 under the caption “In re Visteon Corporation, et al”. On August 27, 2010, the Debtors filed the fifth amended joint plan of reorganization (the “Fifth Amended Plan”), which was approved by the Court through a confirmation order issued on August 31, 2010. The Company expects to emerge from bankruptcy on or about October 1, 2010 when all conditions to effectiveness contemplated under the Fifth Amended Plan have been satisfied or waived.
     The common stock being registered pursuant to this Registration Statement is being issued under the Company’s Second Amended and Restated Certificate of Incorporation (the “Charter”) filed with the State of Delaware pursuant to the Fifth Amended Plan. The Charter will be effective in connection with emergence from bankruptcy on or about October 1, 2010, as described below.
     The financial information incorporated by reference into this Registration Statement reflects the Company’s historical consolidated results of operations, financial condition and cash flows for the periods presented. Such financial information for periods prior to emergence from bankruptcy does not fully reflect, among other things, the effects of the transactions contemplated in the Fifth Amended Plan or the impact of the adoption of fresh-start accounting, which is expected to be adopted upon emergence from bankruptcy. As a result, historical financial information for periods prior to emergence from bankruptcy likely will not be representative of results of operations, financial condition and cash flows after the effective date of the Company’s emergence from bankruptcy.
     Unless otherwise indicated, the terms the “Company,” “we,” and “our” refer to Visteon Corporation and its subsidiaries.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.
     Upon written or oral request, any of the documents incorporated by reference to Item 3 of Part II of this Registration Statement (which documents are also incorporated by reference in the Section 10(a) prospectus), other documents required to be delivered to eligible participants pursuant to Rule 428(b) under the Securities Act and additional information about the Visteon Corporation 2010 Incentive Plan are available without charge by contacting:
Investor Relations
Visteon Corporation
One Village Center Drive
Van Buren Township, MI 48111 USA
Tel: (734) 710-5800
E-mail: investor@visteon.com

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which are on file with the Commission, are incorporated herein by reference and made a part hereof:
(a)	our Annual Report on Form 10-K for our fiscal year ended December 31, 2009, which we filed on February 26, 2010;

(b)	our Quarterly Reports on Forms 10-Q for our first fiscal quarter ended March 31, 2010, which we filed on April 30, 2010, and for our second fiscal quarter ended June 30, 2010, which we filed on August 9, 2010;

(c)	our Current Reports on Forms 8-K, which we filed on March 17, 2010, May 12, 2010, May 27, 2010, June 14, 2010, June 17, 2010, July 30, 2010, September 7, 2010 and September 28, 2010;

(d)	the description of our common stock in the registration statement on Form 8-A, which we filed on September 30, 2010, including any amendments or reports we file for the purpose of updating this description.
     All documents subsequently filed by Visteon Corporation (the “Company”) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and be a part hereof from the date of filing of such documents.
     Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.

Item 6. Indemnification of Directors and Officers.
     The Company is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the Delaware General Corporation Law, as the same exists or may hereafter be amended (the “DGCL”), provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. Section 145(b) of the DGCL provides that a Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.
     Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the DGCL.
     Article Ninth of the Company’s Charter provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under Delaware law. Article Tenth of the Company’s Charter and Article VIII of the Company’s Second Amended and Restated Bylaws (the “Bylaws”) provide for indemnification of the officers and directors of the Company to the fullest extent permitted by the DGCL.
     The foregoing is only a general summary of certain aspects of Delaware law and the registrant’s organizational documents dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the applicable provisions of the DGCL and of the registrant’s Charter and Bylaws.
     The Company has obtained directors’ and officers’ liability insurance, which insures against liabilities that its directors or officers may incur in such capacities.
Item 7. Exemption from Registration Claimed.
     None.
Item 8. Exhibits.
Reference is made to the attached Exhibit Index, which is incorporated by reference herein.
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Van Buren Township, Michigan, on September 30, 2010.

VISTEON CORPORATION
By	/s/ Michael K. Sharnas
Michael K. Sharnas
Vice President and General Counsel

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Donald J. Stebbins* Donald J. Stebbins	Chairman, President and Chief Executive Officer (principal executive officer)	September 30, 2010

/s/ William G. Quigley III* William G. Quigley III	Executive Vice President and Chief Financial Officer (principal financial officer)	September 30, 2010

/s/ Michael J. Widgren* Michael J. Widgren	Vice President, Corporate Controller and Chief Accounting Officer (principal accounting officer)	September 30, 2010

/s/ Steven K. Hamp* Steven K. Hamp	Director	September 30, 2010

/s/ Patricia Higgins* Patricia Higgins	Director	September 30, 2010

/s/ Karl J. Krapek* Karl J. Krapek	Director	September 30, 2010

/s/ Alex J. Mandl* Alex J. Mandl	Director	September 30, 2010

/s/ Charles L. Schaffer* Charles L. Schaffer	Director	September 30, 2010

/s/ Richard J. Taggart* Richard J. Taggart	Director	September 30, 2010

/s/ James D. Thornton* James D. Thornton	Director	September 30, 2010

/s/ Kenneth B. Woodrow* Kenneth B. Woodrow	Director	September 30, 2010

*By:	/s/ Michael K. Sharnas
Michael K. Sharnas
Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Exhibit Name

4.1	Form of Second Amended and Restated Certificate of Incorporation of Visteon Corporation is incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A dated September 30, 2010.

4.2	Form of Second Amended and Restated Bylaws of Visteon Corporation is incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 8-A dated September 30, 2010.

5.1	Opinion of Kirkland & Ellis LLP.

10.1	Visteon Corporation 2010 Incentive Plan.

10.2	Form of Terms and Conditions of Initial Restricted Stock Grants under the Visteon Corporation 2010 Incentive Plan.

10.3	Form of Terms and Conditions of Initial Restricted Stock Unit Grants under the Visteon Corporation 2010 Incentive Plan.

23.1	Consent of Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP.

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1 to this Registration Statement on Form S-8).

24.1	Powers of Attorney relating to execution of this Registration Statement on Form S-8.